Exhibit 99.1

May 14, 2010

Contact:

Mr. James Reidy

metals.info@wisemetals.com

410-636-6500

Wise Metals Group, LLC Announces

First Quarter 2010 Results

•	First Quarter 2010 shipment levels at Wise Alloys up approximately 147% over prior quarter

•	First Quarter 2010 consolidated sales levels increase 93% over first quarter 2009

•	First Quarter 2010 earnings improved by $30.0 million over first quarter 2009

•	First Quarter 2010 Adjusted EBITDA improved by $32.3 million over first quarter 2009

•	Revolving Credit and Sale-Financing Facilities Extended

BALTIMORE, Md. — Wise Metals Group (“Wise”) announced results for the quarter ended March 31, 2010 today. Wise Alloys shipments for the first quarter of 2010 were 185.8 million pounds compared to fourth quarter 2009 shipments of 75.1 million pounds, an increase of 110.7 million pounds, or 147%. Wise Recycling shipments also increased 20% over the same time period to 60.6 million pounds. Consolidated shipments for the first quarter of 2010 were 246.4 million pounds compared to fourth quarter 2009 shipments of 125.4 million pounds, an increase of 121 million pounds, or 96%. Comparing the first quarter of 2010 to the 151.2 million pounds shipped in the first quarter of 2009, consolidated shipments increased 62%.

Wise Alloys sales for the first quarter of 2010 were $274.5 million compared to fourth quarter 2009 sales of $95.4 million, an increase of $179.1 million, or 187%. Wise Recycling sales increased 17% over the same time period to $29.1 million in the first quarter of 2010 from $24.7 million in the fourth quarter 2009. Consolidated sales for the first quarter of 2010 were $305.1 million compared to fourth quarter 2009 sales of $121.5 million, an increase of $183.6 million, or 151%. Wise Alloys sales for the first quarter of 2010 were 85% higher than the first quarter 2009 sales of $148.1 million. Wise Recycling sales for the first quarter of 2010 were 238% higher than the first quarter 2009 sales of $8.6 million. Comparing the first quarter of 2010 to the first quarter 2009 sales of $157.8 million, consolidated sales increased 93%.

Including a $1.7 million unfavorable impact for unrealized losses under Accounting for Derivative Instruments and Hedging Activities (“ASC 815”), net loss for the quarter ended March 31, 2010 was $8.7 million. This compares to a net loss of approximately $34.1 million in the fourth quarter of 2009, which included a $3.6 million favorable adjustment for LIFO reserves and a $0.3 million unfavorable impact for unrealized losses under ASC 815. Net loss for the first quarter of 2009 was $38.7 million which included a negative $21.7 million metal lag impact and a negative $1.2 million adjustment from the ASC 815.

Adjusted EBITDA for the first quarter of 2010 was $7.1 million compared to ($23.7) million for the fourth quarter of 2009, an increase of $30.8 million. This compares to Adjusted EBITDA in the first quarter of 2009 of ($25.2) million, an increase of $32.3 million year over year. Contributing to the improvement over first quarter of 2009 was a $21.7 million metal lag impact that occurred in the first quarter of 2009 with no corresponding impact in the first quarter of 2010.

Wise amended its senior secured revolving credit agreement to provide for, among other things, an extension of the maturity date of the facility to May 5, 2011. The extension was approved by all lenders, including The Teachers’ Retirement System of Alabama and The Employees’ Retirement System of Alabama. At the same time, the Company also extended the term of the master lease agreement with the Retirement Systems of Alabama also to May 5, 2011.

“We continue to receive strong support and enthusiasm from all members of our revolving credit line facility despite challenging credit market conditions,” mentioned Mr. Ken Stastny, Chief Financial Officer. “Obviously, there is strong recognition of our recent major accomplishments and prospects for a successful year here at Wise.”

In the first quarter of 2010, Wise formed Alabama Spares and Parts, LLC (“ASAP”), a wholly owned subsidiary, for the purpose of managing spare parts inventory and more effectively and efficiently purchasing spare parts on the open market. ASAP’s operations are managed by a third party management company with the market knowledge and purchasing power to streamline purchasing and achieve lower costs. Start up financing of $8 million for the operation was provided by the Retirement Systems of Alabama in February 2010 and is due for repayment in December 2014.

“The significant increased shipment and sales levels is indicative of the long-term value achieved by our continued investments at Wise to increase our product capabilities,” said Mr. David D’Addario, Chairman and Chief Executive Officer. In 2009, Wise Alloys completed an approximate $25 million capital project to widen its can-sheet offerings. As a result of this investment, Wise signed a major multi-year agreement for can sheet supply with Anheuser-Busch, Inbev (“ABI”), which was effective January 1, 2010 and was a major contributor to the increase in shipments in the first quarter of 2010.

“The first quarter is just the beginning of what we hope to achieve in 2010,” added D’Addario. “We will continue to ramp up our production and sales levels here in the second quarter which will provide for continuing improvements in our demonstrated results. Results that I am confident we will achieve through our continued strong partnerships with ABI, RSA and others.”

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three months ended March 31,

	2010	2009
Net sales	$305,056	$157,805
Cost of sales	298,771	185,131

Gross margin (deficit)	6,285	(27,326)
Operating expenses:
Selling, general and administrative	3,459	2,822

Operating income (loss)	2,826	(30,148)
Other expense:
Interest expense	(9,814)	(8,385)
Loss on derivative instruments	(1,686)	(137)

Net loss	$(8,674)	$(38,670)
Accretion of redeemable preferred membership interest	(2,308)	(2,101)

Net loss attributable to common members	$(10,982)	$(40,771)

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Wise Metals Group LLC

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$506	$449
Accounts receivable, less allowance for doubtful accounts ($2,129 in 2010 and $2,152 in 2009)	72,440	61,637
Inventories, net	369,593	369,795
Fair value of derivative instruments	80	86
Other current assets	6,646	9,238

Total current assets	449,265	441,205
Non-current assets:
Property and equipment, net	108,414	104,994
Other assets	6,078	6,079
Goodwill	283	283

Total non-current assets	114,775	111,356

Total assets	$564,040	$552,561

Liabilities and members’ deficit
Current liabilities:
Accounts payable	389,033	380,094
Current portion of long-term debt and capital lease obligations	5,123	34,520
Borrowings under revolving credit facility, net of discount ($46 in 2010 and $163 in 2009)	241,589	242,858
Accrued expenses, payroll and other	25,098	19,632

Total current liabilities	660,843	677,104
Non-current liabilities:
Term loan and capital lease obligations, less current portion	38,259	1,860
Senior notes	150,000	150,000
Accrued pension and other post retirement obligations	10,706	10,706
Other liabilities	1,068	1,053

Total non-current liabilities	200,033	163,619
Redeemable preferred membership interest (liquidation preference of $95,288 as of March 31, 2010)	94,592	92,284
Members’ deficit:
Members’ deficit	(385,460)	(374,478)
Accumulated other comprehensive deficit	(5,968)	(5,968)

Total members’ deficit	(391,428)	(380,446)

Total liabilities, redeemable preferred membership interest, and members’ deficit	$564,040	$552,561

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Wise Metals Group LLC

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,
	2010	2009
Cash flows from operating activities
Net loss	$(8,674)	$(38,670)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,146	3,860
Amortization of deferred financing fees	660	586
Net periodic benefit cost	183	(727)
Unrealized loss on derivative instruments	1,779	1,207
Changes in operating assets and liabilities:
Broker deposits	—	969
Accounts receivable	(10,803)	12,774
Inventories	202	(23,816)
Other assets	2,592	2,458
Accounts payable	8,939	50,777
Accrued expenses and other liabilities	2,866	5,405

Net cash provided by operating activities	1,890	14,823

Cash flows from investing activities
Purchase of equipment	(7,566)	(1,918)

Net cash used in investing activities	(7,566)	(1,918)

Cash flows from financing activities
Net payments on short-term borrowings	(1,269)	(11,596)
Proceeds from long-term debt	8,000	—
Payments on long-term obligations	(998)	(840)

Net cash provided by (used in) financing activities	5,733	(12,436)

Net increase in cash and cash equivalents	57	469
Cash and cash equivalents at beginning of period	449	234

Cash and cash equivalents at end of period	$506	$703

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA (defined in the revolving credit agreement as earnings before income taxes, interest expense and fees, net, and depreciation and amortization, adjusted to exclude early extinguishment of debt, income from affiliate, nonrecurring charges, severance charges and credits, LIFO adjustments, cumulative effect of change in accounting principle and mark-to-market adjustment for contracts under SFAS No. 133). Additionally, pursuant to the Company’s revolving credit agreement, the Company discloses inventory values assuming a lower of FIFO cost or market basis to determine liquidity under the Company’s revolving loan agreement. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net loss as well as a reconciliation to net cash used in operating activities are set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. LCM impact relates to the effect on earnings of valuing at the lower of cost or market.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended March 31,
	2010	2009
Net loss	$(8,674)	$(38,670)
Interest expense and fees	9,814	8,385
Depreciation and amortization	4,146	3,860
LIFO Adjustment	—	—
Unrealized loss on derivative instruments	1,779	1,207

Adjusted EBITDA	7,065	(25,218)
LCM impact	—	21,690

Adjusted EBITDA with LCM impact	$7,065	$(3,528)

Reconciliation of Net Cash Used in Operating Activities to Adjusted EBITDA

	March 31,
	2010	2009
Net cash provided by operating activities	$1,890	$14,823
Changes in working capital items and other	(4,639)	(26,736)
Interest expense	9,814	8,385

Adjusted EBITDA with LCM impact	$7,065	$(3,528)

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance; Alabama Electric Motor Service specializing in electric motor and pump service, repair and replacement; and Alabama Spares And Parts providing on-site spare part inventory management and procurement services.

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